Exhibit 99.1

For Immediate Release

For more information:

Rex S. Schuette

Chief Financial Officer

(706) 781-2266

Rex_Schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. ANNOUNCES

RETIREMENT OF DIRECTOR STEVEN J. GOLDSTEIN

BLAIRSVILLE, GA – February 12, 2016 – United Community Banks, Inc. (NASDAQ: UCBI) (“United”) today announced that Director Steven J. Goldstein will retire from the board of directors of United and its banking subsidiary, United Community Bank (“UCB”), for health reasons, effective March 1, 2016.

“Steven has made tremendous contributions as chair of our Risk Committee,” said Jimmy Tallent, United’s chairman and CEO. “He has been a great friend and a real asset to our board and we wish Steven the very best.”

Mr. Goldstein joined United’s board in 2012 and also served as the chairman of the board’s Risk Committee. Current board member Kenneth L. Daniels will replace Mr. Goldstein as chairman of the Risk Committee.

About United Community Banks, Inc.

United Community Banks, Inc. (UCBI) is a bank holding company based in Blairsville, Georgia, with $9.6 billion in assets. The company’s banking subsidiary, United Community Bank, is one of the Southeast’s largest full-service banks, operating 134 offices in Georgia, North Carolina, South Carolina and Tennessee. The bank specializes in personalized community banking services for individuals, small businesses and corporations. United Community Bank offers a full range of consumer and commercial banking services including mortgage, advisory, treasury management and other products. In 2014 and 2015, United Community Bank was ranked first in customer satisfaction in the southeast by J.D. Power and again in 2016 was ranked among the top 100 on the Forbes list of America’s Best Banks. Additional information about the company and the bank’s full range of products and services can be found at www.ucbi.com.

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